Exhibit 5.1

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 davispolk.com

January 20, 2023

Xponential Fitness, Inc.

17877 Von Karman Avenue

Suite 100

Irvine, CA 92614

Ladies and Gentlemen:

Xponential Fitness, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 20,065,479 shares of its Class A common stock, par value $0.0001 per share (the “Common Stock”) as described in the Registration Statement (which consists of 9,137,460 shares of Class A common stock currently issued and outstanding (the “Class A Shares”) and 10,928,019 issued and outstanding shares of Class B common stock to be exchanged for 10,928,019 shares of Class A common stock in accordance with the Company’s certificate of incorporation (the “Exchange Shares”) that may be sold by the selling stockholders named in the Registration Statement (the “Selling Stockholders”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, the Class A Shares are validly issued, fully-paid and non-assessable and, when the Exchange Shares have been issued and delivered in accordance with the Company’s certificate of incorporation, the Exchange Shares will be validly issued, fully-paid and non-assessable.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of delivery of any shares of Common Stock, (i) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; and (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the States of New York and California and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

January 20, 2023	2